Exhibit 21.1

SOUTHERN COPPER CORPORATION

Subsidiaries

(More than 50% ownership)

		Percentage of voting
		Securities owned or
	Name of Company	other bases of control

PARENT:	Americas Mining Corporation (Delaware)

Registrant:	Southern Copper Corporation (Delaware)
	Compañia Minera Los Tolmos S.A. (Peru)	97.31
	Multimines Insurance Company, Ltd. (Bermuda)	100.00
	Southern Peru Limited	100.00
	Americas Sales Company, Inc.	100.00
	Minera México S.A. de C.V.	99.95
	Americas Mining de México, S.A.	99.99
	Industrial Minera México S.A. de C.V.	98.12
	Mexicana de Cananea, S.A. de C.V.	98.49
	Mexicana de Cobre, S.A. de C.V.	94.58
	Mexicana del Arco, S.A. de C.V.	99.99
	México Compañía Inmobiliaria, S.A.	99.99
	Minerales Metálicos del Norte, S.A.	99.99
	Minera México Internacional, Incorporated	100.00
	Servicios de Apoyo Administrativo, S.A. de C.V.	99.99
	Western Copper	100.00
	Global Natural Resources, Inc.	100.00
	Logistics Services Incorporated (LSI)	100.00

Not included in this listing are subsidiaries, which in the aggregate would not constitute a significant subsidiary.